Exhibit 99.1

CHINA ZENIX AUTO INTERNATIONAL LIMITED

CODE OF BUSINESS CONDUCT AND ETHICS

Approved: March 2011

TABLE OF CONTENTS

1.	General Policy	3

2.	Compliance with the Law	4

3.	Publicly Traded Securities	4

4.	Confidential Information	5

5.	Protection and Proper Use of Company Assets	5

6.	Corporate Opportunities	6

7.	Fair Dealing	6

8.	Conflicts of Interest	6

9.	Disclosures	7

10.	Discrimination and Harassment	7

11.	Health and Safety	7

12.	Gifts, Meals and Entertainment	7

13.	Administration of the Code	8

CHINA ZENIX AUTO INTERNATIONAL LIMITED

CODE OF BUSINESS CONDUCT AND ETHICS

1.	General Policy

This Code of Business Conduct and Ethics (the “Code”) is applicable to all employees, directors and officers of China Zenix Auto International Limited and its subsidiaries (collectively, the “Company”) (each a “Designated Person” and collectively, “Designation Persons”). The purpose of this Code is to ensure that all Designated Persons adhere to the highest standards of ethical business conduct. Because of the complex and changing nature of legal requirements, each member of the Company must be vigilant to ensure that his or her conduct complies with the Code. If any Designated Person becomes aware of an issue of compliance that is not adequately addressed in this Code, the Chief Financial Officer or Compliance Officer should be notified. The text of Company’s Code of Business Conduct and Ethics can also be found on the Company’s website at www.zenixauto.com.

Violations of the Code will result in disciplinary action. Such action may include an oral or written warning, disciplinary probation, suspension, reduction in salary, demotion, or dismissal from employment. These disciplinary actions may apply to an employee’s supervisor who directs or approves of the employee’s improper actions, who knowing of those actions does not act appropriately to correct them, or fails to exercise appropriate supervision. For all Designated Persons, the failure to report known or suspected wrongdoing may, by itself, subject that person to disciplinary action. In addition to imposing its own discipline, the Company may also bring violations of law or suspected violations of law to the attention of appropriate law enforcement personnel.

If an employee knows of or suspects a violation of this Code, he or she should immediately report the conduct to his or her supervisor. The supervisor will contact the Human Resources Department which will work with the employee and the supervisor to investigate the matter. If the employee does not feel comfortable reporting the conduct to a supervisor or does not get a satisfactory response, the employee may contact the Human Resources Department directly or by calling the Company’s compliance hotline at                 . If you call the compliance hotline, you may remain anonymous and will not be required to reveal your identity in your communication to the Company, although providing your identity may assist the Company in addressing your questions or concerns.

All reports of known or suspected violations involving the accuracy of the Company’s financial reports and related matters should be reported either directly to the Audit Committee or through an anonymous hotline established by the Company to specifically address such matters. The Audit Committee address and the anonymous hotline number are set forth below.

Audit Committee Address	Audit Committee Anonymous Hotline Number

Audit Committee of the Board of Directors of the Company

c/o China Zenix Auto International Limited

No. 1608, North Circle Road State Highway

Zhangzhou, Fujian Province 363008

People’s Republic of China

Attention: Chairperson of the Audit Committee (Confidential)

All reports of known or suspected violations of the law or this Code will be handled in a manner to protect each employee’s confidentiality to the extent possible, consistent with the law and the Company’s need to investigate the matter.

All employees, officers and directors of the Company will be protected from retaliation as a result of their lawfully reporting information regarding, or their participation in investigations involving, alleged violations of the law, business ethics or the Code or other misconduct. However, the Company reserves the right to discipline anyone who knowingly makes a false accusation, provides false information to the Company or has acted improperly.

The Code generally highlights some of the more important legal principles with which Designated Persons are expected to become familiar. The fact that the Code does not specifically reference other applicable laws (some of which may be covered in other Company documents) does not diminish their importance or application.

2.	Compliance with the Law

The Company seeks to comply with all applicable government laws, rules and regulations. Some of the regulatory programs that employees may deal with in the course of their duties include, but are not limited to, the following:

•	Labor laws and collective bargaining agreements

•	Occupational safety and health regulations

•	Building, safety, and fire codes

•	Employment discrimination or harassment

•	Wage and hour laws

•	Export control systems

•	Environmental programs

•	Laws related to bribery and kickbacks

The General Counsel can provide employees with information on these laws, rules and regulations or direct an employee’s questions and concerns to the proper person.

3.	Publicly Traded Securities

Because our securities are publicly traded in the United States, certain activities of the Company are subject to the U.S. federal securities laws. These laws govern the dissemination or use of information about the affairs of the Company or its subsidiaries or affiliates, and other information which might be of interest to persons considering the purchase or sale of the securities. Violations of the U.S. federal securities laws could subject you and the Company to severe criminal and civil penalties. Accordingly, the Company will not tolerate any conduct that risks a violation of these laws. The Company has adopted a Pre-Clearance and Blackout Policy and an Insider Trading Policy which you are required to read and observe.

4.	Confidential Information

You may be entrusted with the Company’s confidential business information. You are required to safeguard and use such information only for Company purposes, unless disclosure of such information is properly authorized by the Chief Financial Officer or the Compliance Officer. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or its customers, if disclosed. You are expected to maintain the confidentiality of any and all such information entrusted to you by the Company or our customers. Examples of confidential business information include, but are not limited to: the Company’s trade secrets, business trends, detailed sales, cost, and profit figures, new product or marketing plans, research and development ideas or information, manufacturing processes, and information about potential acquisitions, divestitures and investments. Failure to observe this duty of confidentiality may compromise our competitive advantage and may additionally result in a violation of securities, antitrust or employment laws. It may also violate agreements providing for the protection of such confidential information. You should not discuss confidential Company information outside the Company with anyone, including your family.

You may also possess sensitive, privileged information about our customers. These customers properly expect that this information will be kept confidential. The Company takes very seriously any violation of a customer’s confidentiality and will not tolerate such conduct. Discussing a customer, or providing any information about customers to anyone other than Company authorized personnel or Company employees who need the information will have serious consequences. As with all confidential information, employees should not discuss customer information outside the Company.

5.	Protection and Proper Use of Company Assets

Designated Persons should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.

Everyone who works with the Company’s computer-based resources is responsible for their appropriate use and protection from theft, damage or loss and should take care to protect and ensure that the security features of the computer-based resources are not compromised. Information created, transmitted or accessed on company networks is company property and the Company reserves the right to monitor or restrict access to it. Supervisors are responsible for ensuring Company resources are used productively.

Computer software used in connection with the Company’s business must be properly licensed and used only in accordance with that license. Using unlicensed software could constitute copyright infringement. If an employee has any questions as to whether a particular use of computer software is licensed, the employee should consult with the Company’s Chief Financial Officer or Compliance Officer.

The same level of care should be taken when using the Company’s e-mail, internet and voice mail systems as is used in written documents. For example, confidential information about the Company should not be disclosed on electronic bulletin boards, in chat rooms or posted on an internet website. The Company’s e-mail, internet and voice mail systems should not be used for messages that are defamatory, obscene, profane, sexually oriented, threatening, racially offensive or otherwise in violation of Company policy. In addition, when using e-mail you should keep in mind that e-mail can be forwarded to additional and unintended recipients without the knowledge of the original sender and that e-mails can be easily altered and forwarded to others in their modified form. Employees should not expect a right to privacy for their e-mail or internet use or for personal documents or files stored on Company equipment. All e-mail and internet use and creation of personal documents or files on Company equipment is subject to monitoring in accordance with applicable law.

6.	Corporate Opportunities

Designated Persons are prohibited from (a) taking opportunities for themselves that are discovered through the use of Company property, information or position, (b) using Company property, information or position for personal gain, and (c) competing with the Company. Each Designated Person owes a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises.

7.	Fair Dealing

Designated Persons should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices.

8.	Conflicts of Interest

Designated Persons must avoid all potential conflicts of interest or situations that give the appearance of a conflict of interest. A conflict of interest occurs when the private interest of a Company employee, officer or director (or an immediate family or household member of a Designated Person or someone with whom a Designated Person has an intimate relationship) interferes, in any way — or even appears to interfere — with the duties performed by the Company employee, officer or director or with the interests of the Company as a whole. A conflict can arise when a Designated Person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when an individual, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, Designated Persons are of special concern.

To this end, Designed Persons may not be employed by, act as a consultant to, or have an independent business relationship with any of the Company’s customers, competitors or suppliers. Nor may Designated Persons invest in any customer, supplier, or competitor (other than through mutual funds or through holdings of less than 1% of the outstanding shares of publicly traded securities) unless they first obtain written permission from the Chief Financial Officer or the Compliance Officer. Designated Persons should not have outside employment or business interests that place them in the position of (i) appearing to represent the Company, (ii) providing goods or services substantially similar to those the Company provides or is considering providing, or (iii) lessening their efficiency, productivity, or dedication to the Company in performing their everyday duties. Designated Persons may not have an interest in or speculate in anything of value which may be affected by the Company’s business. Designated Persons may not divulge or use the Company’s confidential information — such as financial data, customer information, and computer programs — for their own personal or business purposes.

Any personal or business activities by a Designated Person that may raise concerns along these lines must be disclosed to and approved in advance by the Chief Financial Officer or Compliance Officer.

9.	Disclosures

It is the Company’s policy to make full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission and in all other public communications made by the Company. All Designated Persons are to abide by the Company’s standards, policies and procedures designed to promote compliance with this policy.

10.	Discrimination and Harassment

Workplace discrimination and harassment are strictly prohibited. Those who violate this policy are subject to disciplinary action, up to and including possible termination of employment. An employee who believes that he or she or a fellow employee has been discriminated against, harassed or treated unfairly should immediately notify a supervisor or report such behavior in accordance with Section 1 above. Examples include derogatory comments based on racial or ethnic characteristics, any form of unsolicited, unwarranted and/or unwelcome verbal or physical abuse of another person, verbal or physical behavior that creates a hostile environment and unwelcome sexual advances.

11.	Health and Safety

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

12.	Gifts, Meals and Entertainment

Bribes and kickbacks are criminal acts, strictly prohibited by law. You must not offer, give, solicit or receive any form of bribe or kickback anywhere in the world. The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. In this regard, the Company has adopted a Foreign Corrupt Practices Act Compliance Policy, which you are required to read and observe.

13.	Administration of the Code

a.	General

All Designated Persons must comply with the Code. We reserve the right to monitor your continuing compliance with the provisions of the Code and to investigate any suspected violations. If substantiated, these violations could result in disciplinary action.

This code may be revised, changed or amended at any time by our Board of Directors. Following any material revisions or updates, an updated version of this Code will be distributed to you, will supersede the prior version of this Code, and will be promptly disclosed to shareholders and posted on the Company’s website.

Any waiver of this Code for an executive officer or directors may only be made by the Board of Directors or the Audit Committee. Under certain circumstances, the law requires that the Company disclose to shareholders the nature of such waiver, the name of the executive officer or director, as the case may be, and the relevant date of the waiver.

b.	Reporting of Suspected Violations

Please refer to Section 1 above for instructions on reporting suspected violations of the Code. If you believe that you may be in violation of any of the provisions of the Code, you must contact the Chief Financial Officer, the Compliance Officer or the Human Resources Department or you may utilize the hotline.

For both criminal activity and other violations of the Code, failure to report knowledge of wrongdoing may result in disciplinary action against those who fail to report. If a reporting individual was involved in improper activities, the individual may be appropriately disciplined even if he or she was the one who disclosed the matter to the Company. In these circumstances, we may consider the conduct of the reporting individual in reporting the information as a mitigating factor in any disciplinary decision.

c.	Investigation of Suspected Violations

Upon receipt of a report of a suspected violation, the Chief Financial Officer or the Compliance Officer will determine the nature of the complaint and handle it as follows:

1.	Complaints relating to accounting, internal accounting controls or auditing matters will be forwarded to the Chairman of the Audit Committee. The Audit Committee may delegate the investigation of complaints regarding accounting, internal accounting controls or auditing matters to the Chief Financial Officer or such other persons as the Audit Committee determines to be appropriate, including but not limited to external legal counsel and external auditors. Delegation decisions will be made on a case-by-case basis, taking into consideration the nature and the significance of the complaint.

2.	Complaints relating to any other matters will be reviewed by the General Counsel. The Chief Financial Officer may delegate the investigation of the complaint in the same manner and to the same person(s) as are available to the Audit Committee. The Chief Financial Officer will oversee any such investigation, unless otherwise determined by the Audit Committee.

You are expected to cooperate in the investigation of reported violations.

The Company’s in-house legal staff do not act as lawyers or personal representatives for any individual Company employee. Our Board of Directors has ultimate responsibility for final interpretation of the Code and for determining whether any violations of the Code have occurred.

d.	Important Disclaimers

The Code reflects general principles to guide you in making ethical decisions. It cannot and is not intended to address every specific situation in which we may find it appropriate to take disciplinary action. The Code is not intended to create any contract (express or implied) with you, including without limitation any employment contract, or to constitute any promise that your employment will be not terminated except for cause.

DESIGNATED PERSON

CERTIFICATION AND AGREEMENT OF COMPLIANCE

As a Designated Person under the Code of Business Conduct and Ethics (the “Code”) of China Zenix Auto International Limited (the “Company”), I certify that I have read the Code and fully understand the obligations set forth in the Code.

The Code includes a statement of the Company’s policies, which are designed to ensure that the Company and Designated Persons conduct the Company’s business in compliance with all applicable laws governing its operations and the conduct is consistent with the highest standards of business and professional ethics.

I understand that the Code obligates all Designated Persons to carry out their duties for the Company in accordance with these policies and with applicable laws. I further understand that any violation of these policies or applicable laws, or any deviation from appropriate ethical standards, will subject a Designated Person to disciplinary action. I understand that even a failure to report such a violation or deviation may, by itself, subject a Designated Person to disciplinary action.

I am also aware that in the event that I have any question about whether an action complies with the Company’s policies or applicable law, I should present that question to my supervisor, or, if appropriate, directly to the Company’s Chief Financial Officer or Compliance Officer.

With this understanding of my obligations, I agree to act in accordance with the policies set forth in the Code. Having read the Code, I am not currently aware of any matter that should be brought to the attention of the Company as a violation or suspected violation of this Code.

Signed:

Print Name:

Date:

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